EXHIBIT 99.1

January 31, 2012

FOR IMMEDIATE RELEASE

Contact:  Laura Ulbrandt  (212) 460-1900

LEUCADIA NATIONAL CORPORATION TO
REDEEM ITS 7-1/8% SENIOR NOTES AND 8.65% JUNIOR SUBORDINATED
DEFERRABLE INTEREST DEBENTURES

New York, New York – January 31, 2012 – Leucadia National Corporation (NYSE: LUK) announced today that it intends to call for redemption on March 15, 2012 (the “Redemption Date”) all of the aggregate principal amount outstanding of its 7-1/8% Senior Notes due 2017 (the “Notes”) and all of the aggregate principal amount outstanding of its 8.65% Junior Subordinated Deferrable Interest Debentures due 2027 (the “Debentures”).

The Notes will be redeemed in accordance with the terms of the Indenture dated as of March 6, 2007 between the Company and The Bank of New York, as Trustee.  The redemption price for the Notes is 103.563% of the principal amount, plus accrued and unpaid interest (the “Notes Redemption Price”).

The Debentures will be redeemed in accordance with the terms of the First Supplemental Indenture and the Indenture, each dated as of January 21, 1997, between the Company and Chase Manhattan Bank, as Trustee.  The redemption price for the Debentures is 102.1395% of the principal amount, plus accrued and unpaid interest (the “Debentures Redemption Price”).

The Notes and the Debentures will no longer be outstanding after the Redemption Date and, other than the right of holders thereof to receive the Notes Redemption Price or the Debentures Redemption Price, all rights with respect to the Notes and the Debentures, as applicable, will cease on the Redemption Date.  On and after March 15, 2012, interest on the Notes and the Debentures will cease to accrue.  The total cash required to redeem the Notes and the Debentures is approximately $528.3 million, plus accrued and unpaid interest.

Bank of New York Mellon, the Trustee for the Notes and the successor Trustee for the Debentures, will be acting as paying agent.